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Exhibit 21.1

SUBSIDIARIES OF CRA INTERNATIONAL, INC.

Name of Organization	Jurisdiction
CRA Security Corporation	Massachusetts
CRA International Limited	Canada
CRA International (UK) Limited	United Kingdom
CRA International (Netherlands) BV	Netherlands
Lee & Allen Consulting Limited	United Kingdom
Lee & Allen Consulting, Inc.	New York
CRA International (Germany) GmbH	Germany
CRA International (Saudi Arabia) LLC	Saudi Arabia
CRA International Holdings LLC	Delaware
Economics of Competition and Litigation Limited	United Kingdom
NeuCo, Inc.	Delaware
CRA International (Hong Kong) LLC	Delaware

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  Exhibit 21.1
SUBSIDIARIES OF CRA INTERNATIONAL, INC.